Exhibit 99.1

          Ultralife Batteries Reports First Quarter Results

             Revenues Rise 76% Over Same Period Last Year


    NEWARK, N.Y.--(BUSINESS WIRE)--May 3, 2007--Ultralife Batteries, Inc. (NASDAQ: ULBI) reported record quarterly revenues of $32.3 million, an increase of 76% over the $18.3 million reported in the same three-month period in 2006. Operating income for the first quarter of 2007 was $0.6 million compared with $0.2 million a year ago.

    Revenues in the first quarter of 2007 rose $14.0 million over the first quarter of 2006, primarily due to sales growth across most product lines, in addition to the contribution of businesses acquired last year. As a percentage of revenues, gross margins for the first quarter of 2007 were 23%. Operating expenses totaled $6.9 million and included $1.7 million of additional expenses related to last year's acquisitions, and $0.5 million of intangible asset amortization. Excluding these items, operating expenses rose $1.0 million over the $3.7 million reported in the first quarter last year due to increased corporate costs required to operate a larger, more diverse business. Net interest expense was $0.6 million in the first quarter of 2007, up from $0.2 million reported in the prior year due to higher outstanding debt resulting from acquisition activity. Net loss for the first quarter of 2007 was $36,000, or $0.00 per common share, compared to net income of $140,000, or $0.01 per common share, for the same quarter in 2006.

    "Ultralife executed well in the first quarter, delivering strong year-over-year revenue growth across all areas of our business," said John D. Kavazanjian, Ultralife's president and chief executive officer. "As further evidence of our reduced dependence on the U.S. Department of Defense, sales of standard military batteries under contract accounted for 9% of total revenue. In addition, we are succeeding in our efforts to aggressively drive sales of communications accessories, with revenues reaching $8.5 million, nearly double the level reported in the fourth quarter.

    "Operationally, we returned to planned efficiencies in our 9-volt operations and utilized a significant portion of premium cost inventory thanks to strong sales of communications accessories," Kavazanjian continued. "Although these actions improved our cost structure somewhat, we have more work ahead to lower our cost base. We are continuing to identify areas where we can boost productivity, increase gross margins through cost-effective sourcing of materials for manufacturing communications accessories, and further leverage engineering and sales resources."

    Kavazanjian concluded, "The first quarter's solid sales reinforce our conviction that the prospects for growth have never been better. We intend to continue to capitalize on the many opportunities in the government/defense and commercial markets, leveraging our broad product portfolio, global distribution network and growing reputation for engineering skill among prime contractors. Through these efforts, coupled with our operational improvements, we are optimistic that we will post top- and bottom-line growth in 2007."

    Outlook

    Management is projecting revenue between $32 million and $34 million for its second quarter ending June 30, 2007, largely based on a strong backlog of orders and the company's anticipated delivery schedules. Based on this revenue estimate, management anticipates reporting operating income in the range of $0.8 million to $1.2 million, inclusive of approximately $1.1 million of non-cash expenses related to stock-based compensation and intangible asset amortization.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories including power supplies, amplifiers, amplified speakers, equipment mounts, case equipment and integrated communication systems for markets including defense, commercial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Defense, commercial and retail customers include: General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: Worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on May 3, 2007 at http://investor.ultralifebatteries.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation 1789441, during the period starting at 1:00 p.m. ET May 3 and ending at 1:00 p.m. ET May 10, 2007.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


                       ULTRALIFE BATTERIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                              (Unaudited)

 ---------------------------------------------------------------------

                                             Three-Month Periods Ended

                                               March 31,     April 1,
                                                  2007         2006
                                             -------------  ----------

 Revenues:
   Non-rechargeable products                   $   18,158    $ 15,645
   Rechargeable products                            5,529       2,565
   Communications accessories                       8,491           -
   Technology contracts                               142         109
                                             -------------  ----------
 Total revenues                                    32,320      18,319

 Cost of products sold:
   Non-rechargeable products                       13,610      12,323
   Rechargeable products                            4,167       1,869
   Communications accessories                       6,971           -
   Technology contracts                                71         157
                                             -------------  ----------
 Total cost of products sold                       24,819      14,349
                                             -------------  ----------

 Gross margin                                       7,501       3,970

 Operating expenses:
   Research and development                         1,614         960
   Selling, general, and administrative             5,296       2,782
                                             -------------  ----------
 Total operating expenses                           6,910       3,742
                                             -------------  ----------

 Operating income /(loss)                             591         228

 Other income (expense):
   Interest income                                     14          45
   Interest expense                                  (657)       (205)
   Gain on insurance settlement                         -         148
   Miscellaneous                                       16           8
                                             -------------  ----------
 Income (loss) before income taxes                    (36)        224
                                             -------------  ----------

 Income tax provision (benefit)-current                 -           4
 Income tax provision (benefit)-deferred                -          80
                                             -------------  ----------
   Total income taxes                                   -          84
                                             -------------  ----------

 Net income (loss)                             $      (36)   $    140
                                             =============  ==========


 Earnings (loss) per share - basic             $    (0.00)   $   0.01
                                             =============  ==========
 Earnings (loss) per share - diluted           $    (0.00)   $   0.01
                                             =============  ==========


 Weighted average shares outstanding - basic       15,078      14,756
                                             =============  ==========
 Weighted average shares outstanding -
  diluted                                          15,078      15,130
                                             =============  ==========


                      ULTRALIFE BATTERIES, INC.
                     CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)


                                                March 31, December 31,
                     ASSETS                       2007         2006
                                                --------- ------------

Current assets:
   Cash and investments                         $    952     $    720
   Trade accounts receivable, net                 22,478       24,197
   Inventories                                    34,011       27,360
   Prepaid expenses and other current assets       3,530        3,603
                                                --------- ------------
     Total current assets                         60,971       55,880

Property and equipment                            19,069       19,396

Other assets
   Goodwill, intangible and other assets          22,056       22,482
                                                --------- ------------

Total Assets                                    $102,096     $ 97,758
                                                ========= ============

      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of long-
    term debt                                   $ 16,241     $ 12,246
   Accounts payable                               17,573       15,925
   Other current liabilities                       7,456        9,639
                                                --------- ------------
      Total current liabilities                   41,270       37,810
                                                --------- ------------

Long-term liabilities:
    Long-term debt and capital lease obligations  20,035       20,043
    Other long-term liabilities                      359          316
                                                --------- ------------
      Total long-term liabilities                 20,394       20,359
                                                --------- ------------

Shareholders' equity:
   Common stock, par value $0.10 per share         1,583        1,578
   Capital in excess of par value                135,495      134,736
   Accumulated other comprehensive income           (206)        (321)
   Accumulated deficit                           (94,062)     (94,026)
                                                --------- ------------
                                                  42,810       41,967
   Less -- Treasury stock, at cost                 2,378        2,378
                                                --------- ------------
       Total shareholders' equity                 40,432       39,589
                                                --------- ------------

Total Liabilities and Shareholders' Equity      $102,096     $ 97,758
                                                ========= ============

    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com